Exhibit 99

                                        Document is copied.

                                        Contacts:   Dana Buchbinder
                                        EMC Corporation
                                        (508) 293-6357
                                        buchbinder_dana@emc.com

                                        Lenny Parrnelli
                                        McDATA Corporation
                                        (888) 737-1990
                                        investor_relations@McDATA.com
FOR IMMEDIATE RELEASE



                   EMC CORPORATION AND MCDATA CORPORATION
                 ANNOUNCE COMPLETION OF THE DISTRIBUTION OF
                        MCDATA CLASS A COMMON STOCK

HOPKINTON, Mass., and BROOMFIELD, Colo. - February 7, 2001 - As previously announced, EMC Corporation (NYSE: EMC) has declared a stock dividend of all of the shares of Class A common stock of McDATA Corporation (Nasdaq: MCDTA) owned by EMC. After the close of market today, February 7, 2001, EMC stockholders of record on January 24, 2001, were issued approximately
 .0368069 shares of McDATA Class A common stock for each share of EMC common stock held. Cash will be issued in lieu of fractional shares. EMC distributed a total of 81,000,000 shares of McDATA Class A common stock, which represents approximately 74 percent of the total outstanding common stock of McDATA.

        As previously announced, EMC received a private-letter ruling from the U.S. Internal Revenue Service stating that the distribution to EMC stockholders of whole shares of McDATA Class A common stock will be tax free to EMC and its stockholders from U.S. federal income tax. Cash received in lieu of fractional shares is taxable.

Calculating Cost Basis

        On or about January 25, 2001, EMC mailed an information statement to EMC stockholders of record as of 5:00 p.m. Eastern Time on January 24, 2001. The information statement includes information on the distribution ratio, McDATA Corporation, and how to calculate the share cost basis of McDATA Class A common stock received as a dividend.

EMC Corporation

        EMC Corporation (NYSE: EMC) is the world leader in information storage systems, software, networks and services, providing the information infrastructure for a connected world. Information about EMC's products and services can be found at http://www.EMC.com.

McDATA Corporation

        McDATA (Nasdaq: MCDT and MCDTA ) is the leader in open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's enterprise-to-edge SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership. McDATA extensively pre-tests its solutions to provide IT organizations with the comprehensive tools, methodologies and support essential to robust SAN implementation. McDATA distributes its products through its OEMs, network of resellers and Elite Solution Partners. McDATA and the McDATA logo are registered trademarks of McDATA Corporation. Information about McData is available at www.mcdata.com.

EMC is a registered trademark of EMC Corporation. Other trademarks are the property of their respective owners.